Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PACIFIC CITY FINANCIAL CORPORATION

The undersigned certify that:

FIRST:	They are the President and Corporate Secretary, respectively, of Pacific City Financial Corporation, a California corporation (“Company”).

SECOND:	Article One of the Company’s Articles of Incorporation is amended in its entirety to read as follows:

“ONE:     The name of this corporation is: PCB Bancorp.”

THIRD:	The foregoing amendment of the Company’s Articles of Incorporation has been duly approved by the Board of Directors.

FOURTH:
The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of common stock of the corporation is 16,011,151. There are no shares of outstanding preferred stock. The number of shares of common voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of common stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: May 23, 2019	/s/ Henry Kim
Henry Kim
President and CEO

/s/ Timothy Chang
Timothy Chang
Corporate Secretary